UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

KaloBios Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 250
Brisbane, CA  94005-1878
 (Address of principal executive offices, including zip code)

(650) 243-3100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)

KaloBios Pharmaceuticals, Inc. (the “Company”) appointed David L. Tousley, age 61, as interim Chief Financial Officer of the Company, effective on October 14, 2016. Mr. Tousley replaces Dean “Kip” Witter III, who effective as of Mr. Tousley’s appointment, has ceased to serve as the Company’s interim Chief Financial Officer.

Mr. Tousley has served as an independent consultant to the Company since May 2016. Prior to his work with the Company, Mr. Tousley served as acting Chief Financial Officer and then Executive Vice President and Chief Financial Officer of oncology-focused pharmaceutical company DARA Biosciences, Inc. (“DARA”) from March 2012 through DARA’s acquisition by Midatech Pharma PLC in December 2015, and as Executive Vice President and Chief Financial Officer of DARA’s successor Midatech Pharma US Inc. from December 2015 through March 2016.  Mr. Tousley also served as Secretary, Treasurer and Chief Financial Officer of PediatRx, Inc. from July 2010 until October 2012 and as Principal of Stratium Consulting Services, where he specialized in strategic and financial planning and management, corporate governance and business development, from 2007 through March 2013.  Previously, Mr. Tousley served as Executive Vice President and Chief Financial Officer of airPharma, LLC and held senior management positions at PediaMed Pharmaceuticals, Inc., AVAX Technologies, Inc. and Pasteur Meriux Connaught (now Sanofi Pasteur).  Mr. Tousley received an MBA from Rutgers Graduate School of Management and received his undergraduate degree from Rutgers College. Mr. Tousley is a certified public accountant in the state of New Jersey.

Mr. Tousley will provide services to the Company as interim Chief Financial Officer pursuant to a Master Consulting Agreement, dated May 24, 2016, between Mr. Tousley and the Company (the “Consulting Agreement”). Pursuant to the Consulting Agreement, the Company has agreed to pay Mr. Tousley a fee of $225 per hour for his services and to reimburse Mr. Tousley for reasonable and necessary travel and out-of-pocket expenses. The Master Consulting Agreement may be terminated by either party upon 30 days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: October 14, 2016